Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                                               1/29/07
bfinneran@statebankofli.com                                                         (516) 465 - 2251

State Bancorp, Inc. Reports 2006 Fourth Quarter and Full Year Earnings
and
Announces Significant Corporate Developments

New Hyde Park, N.Y., January 29, 2007 - State Bancorp, Inc. (NASDAQ - STBC), parent company of State Bank of Long Island, today reported earnings for the fourth quarter and year ended December 31, 2006. Net income for 2006 was $11.5 million versus a loss of $36.5 million recorded in 2005. The improvement in net income during 2006 reflects the final settlement of the Island Mortgage Network (“IMN”) warehouse lender litigation, resulting in a net credit of $6.2 million in 2006 compared to IMN-related expenses of $82.8 million in 2005. Other factors positively impacting net income during 2006 were an increase in net interest income and a reduction in the provision for loan and lease losses. Offsetting these positive factors were a modest reduction in non-interest income and a higher provision for income taxes in 2006. Financial performance highlights for 2006 are:

•	Net income totaled $11.5 million ;
•	Diluted earnings per common share was $1.00 in 2006, versus a loss per share of $3.32 in 2005;
•	Net interest income improved by 6.4% to $62.2 million;
•	Net security gains (before taxes) declined by $937 thousand;
•	Provision for income taxes totaled $16.3 million;
•	Average loans outstanding increased by 13% to $937 million;
•	Average core deposits declined by 3% to $1.0 billion;
•	Returns on average stockholders’ equity and assets improved to 18.39% and 0.68%, respectively, in 2006 compared to (36.35)% and (2.41)%, respectively, in 2005;
•	The Company’s net interest margin was 4.01% in 2006 versus 4.17% in 2005;
  As previously reported, the Company completed a $36 million private placement of common equity in late December 2006. The Company issued 2.25 million shares at an average price per share of $16.79.   The Company’s capital ratios now exceed all regulatory

requirements with Tier I leverage and total risk-based capital ratios of 6.30% and 11.58%, respectively, at December 31, 2006. At year-end 2006, the Company’s primary operating subsidiary, State Bank of Long Island, was considered “well capitalized” on all regulatory capital measurements, the highest regulatory rating; and

•
Non-accrual loans totaled $2.2 million at December 31, 2006, a decline of 29% compared to $3.1 million at December 31, 2005, representing 0.2% and 0.3% of total loans outstanding in 2006 and 2005, respectively.

In addition, the Company announced it has entered into a Settlement Agreement in the IMN warehouse lender litigation. Following a fourth quarter review of its alternatives, the Company initiated settlement discussions in December with the plaintiff in this matter. On January 24, 2007, the parties agreed to settle all of the outstanding issues pursuant to the terms of a Settlement Agreement. An important factor in this agreement included the payment of $65 million to the plaintiff. The Company reluctantly determined that the time, cost, distraction and significant uncertainty in pursuing an appeal necessitated its efforts to settle the dispute in a manner as favorable to the Company as the circumstances appeared to allow. The Company believes that this agreement is in the best long-term interests of its shareholders.

Commenting, Chairman and CEO Thomas F. Goldrick, Jr., stated, “The fourth quarter of 2006 produced several significant milestones within our Company. With the very successful recapitalization efforts, the final settlement of the IMN warehouse lender litigation and the addition of Tom O’Brien to the executive management team as President and Chief Operating Officer, State Bancorp is now well positioned to focus its energy and resources on long-term growth and profitability. We are committed to building shareholder value while maintaining our unwavering pledge to provide high quality customer service. The Company has a proven business model, an energetic and enthusiastic management team and an active and supportive Board of Directors. We intend to capitalize on these strengths in order to aggressively compete for business in the markets that we serve. Our balance sheet has never been stronger.”

Earnings Summary for the Year Ended December 31, 2006
Net interest income improved by $3.7 million (up 6.4%) to $62.2 million in 2006 as the result of a 10% increase in average interest-earning assets, primarily loans and leases. Growth in commercial loans, commercial mortgages, home equity lines of credit, installment loans and leases resulted in a 13% increase in average loans and leases outstanding to $937 million during 2006 versus 2005. Short-term money market investments grew by $29 million while the investment portfolio (including FHLB stock) expanded by $5 million to $537 million, principally due to growth in Government Agency securities, offset in part by declines in mortgage-backed and tax-exempt securities. Funding the growth in interest-earning assets was a 14% increase in average total deposits. Driving the 2006 deposit growth were increases in retail CDs (up $175 million) and jumbo CDs (up $75 million). Although core deposit balances (demand, savings, money fund and Super NOW deposits) declined by $33 million (3%) in 2006, these deposits funded 63% of the Company’s average interest-earning asset base during 2006. Core deposits carried an average cost of 179 basis points in 2006. While still strong at 4.01%, the Company’s net interest margin declined during 2006 from 4.17% a year ago. This margin compression resulted primarily from the ongoing impact of higher interest rates on the Company’s liability structure. Although the Company experienced a 91 basis point increase in the yield on interest-earning assets, mainly due to growth in the Company’s adjustable rate commercial loan portfolio, the widening of the earning-asset yield was offset by a 108 basis point increase in the Company’s cost of funds to a weighted rate of 2.83% in 2006. In addition to higher interest rates during 2006, the cost of funds was also negatively impacted by a shift in the funding mix to a greater proportion of CD balances due to continued competition for core deposits in the Company’s trade area.
The provision for loan and lease losses decreased by 31.8% to $2.5 million during 2006 as a result of continued improvement in the credit quality of the Company’s loan and lease portfolio.
Non-interest income declined by 2.1% to $5.7 million, solely the result of a reduction in net security gains. Service charges on deposit accounts improved by 13.8% due to growth in deposit-related fees and overdraft charges. Other operating income improved by 28.1% as the result of increases in letter of credit fees, merchant services income, sweep and other deposit account fees, and financial products income during 2006. The Company recorded net security losses of $69 thousand in 2006 versus net gains of $867 thousand in 2005. The 2006 losses resulted from the sale of short-term tax-exempt securities. Sales of long-term tax-exempt and mortgage-backed securities produced the 2005 gains.
Total operating expenses decreased by $87.0 million from 2005 to a total of $37.6 million in 2006. As previously noted, the reason for this reduction was an $89.1 million reduction in legal expenses related to the ongoing IMN litigation previously disclosed in the Company’s filings with the Securities and Exchange Commission. The financial impact of the adverse jury verdict in the final pending warehouse lender case (HSA Residential Mortgage Services of Texas v. State Bank of Long Island), prejudgment interest and certain other costs were recorded by the Company during the fourth quarter of 2005. The expenses associated with the January 2006 trial, the continued accrual of pre-judgment interest at a statutory rate of 9% per annum and costs associated with a post-verdict motion, accounted for the legal expenses during the first nine months of 2006. As noted above, in January 2007, the Company settled all remaining claims related to the IMN warehouse lender litigation for $65 million thereby creating a $12.1 million reversal of these previously accrued compensatory damages and related interest during the fourth quarter of 2006. Consequently, total legal expenses, including non IMN-related expenses, amounted to a $5.5 million credit in 2006 versus an expense of $83.6 million in 2005.
Salaries and benefits rose by 3.4% during 2006 as the result of growth in staff coupled with increased medical and equity compensation costs. Occupancy costs increased by 5.0% to $5.0 million as the result of the opening of a new branch in early 2006 coupled with significantly higher utility costs and real estate taxes. Marketing and advertising expenses increased by 41.5% due to higher costs associated with various Bank product promotions and the opening of the new branch. Credit and collection fees increased by 25.7%. Audit and assessment expenses increased by 15.7% as the result of increased FDIC deposit insurance fees. Other operating expenses increased by 4.7%. Equipment expenses declined by 11.7% as the result of lower depreciation costs. The foregoing expense factors (including the $5.5 million credit) resulted in an operating efficiency ratio of 54.6% in 2006 versus 192.5% in 2005. Excluding costs (and the 2006 credit) related to IMN in each year, the Company’s efficiency ratios would have been 63.7% and 64.6% in 2006 and 2005, respectively.
Income tax expense was $16.3 million in 2006 versus a tax benefit of $27.4 million a year ago as a result of the loss recorded in that period. The substantial increase in income tax expense in 2006 results from an increase in taxable income during the year coupled with the establishment of a reserve for New York State income taxes. A previously disclosed audit of the Company’s state tax returns by the New York State Department of Taxation and Finance (the “Tax Department”) for the years 1999 - 2001 resulted in a Notice of Deficiency from the Tax Department for these periods. Also as previously disclosed, the Company has received a notice of the Tax Department’s intention to audit the 2002 - 2004 returns. Following an internal management review of the issues cited in the notice, including an assessment of the potential risk of an adverse outcome and a projection of the time and cost to litigate, the Company established a reserve of $10 million for this potential tax liability. This reserve reflects the deficiency notice covering the 1999 - 2001 period and assumes that the Tax Department will likely assert the same claims for the tax years 2002 - 2006, although no formal assessment has been received by the Company thus far for those periods. Consequently, the Company’s effective tax rate was 58.7% in 2006. The Company disputes the tax audit findings and is reviewing its administrative and judicial remedies as well as other alternatives available to it.

Earnings Summary for the Quarter Ended December 31, 2006
Net income totaled $3.4 million during the fourth quarter of 2006 versus a loss of $42.3 million in the comparable 2005 period. An $87.5 million reduction in IMN-related legal expenses coupled with improvements in net interest income (up 4.6%) and non-interest income (up 10.1%) and a reduction in the provision for loan and lease losses accounted for the growth in earnings in 2006. Somewhat offsetting these positive factors were higher operating expenses, excluding IMN-related costs, and the aforementioned tax reserve established during the fourth quarter of 2006.
The improvement in net interest income was due to a 14% increase in average interest-earning assets, primarily the result of loan and lease portfolio growth of 11%. The Company’s fourth quarter net interest margin was 3.78% in 2006 versus 4.12% a year ago resulting from the impact of a higher cost of funds, an inverted yield curve and a shift in the Company’s funding mix during the past twelve months to a greater percentage of CDs versus core funding. The growth in fourth quarter non-interest income was the result of improvements in all categories; most notably net security gains, BOLI income and higher financial product fees. The provision for loan and lease losses declined by $301 thousand (50.5%) in 2006. Somewhat offsetting the foregoing improvements were increases in several operating expense categories. Salaries and benefits increased by 4.2% as the result of higher medical insurance and equity compensation costs. Occupancy costs rose by 6.5% primarily due to increased real estate tax expenses coupled with costs related to the opening of the Westbury branch in January 2006. Equipment expense increased by 2.9% in 2006. Marketing and advertising (up 64.4%) increased as a result of product promotions and community outreach event sponsorships taking place in 2006. Credit and collection expenses increased by $156 thousand in 2006 primarily the result of an increase in home equity loan closing fees paid by the Company. Audit and assessment fees rose by 48.7% due to higher FDIC insurance premiums. Other operating expenses increased by 21.4% due to growth in several categories, primarily consulting fees, meetings and seminars, ATM expenses and telephone expenses. Excluding IMN-related expenses (and the 2006 credit), the Company’s operating efficiency ratio was 67.8% in 2006 and 64.4% a year ago. As a result of an additional expense accrual resulting from the New York State tax reserve, the Company’s effective tax rate was 78.9% in 2006. A tax benefit was recorded during the fourth quarter of 2005.

Allowance for Loan and Lease Losses
As of December 31, 2006, the Company’s allowance for loan and lease losses amounted to $16 million or 1.67% of period-end loans and leases outstanding. The allowance as a percentage of loans and leases outstanding was 1.76% at December 31, 2005 and 1.54% at December 31, 2004. The allowance as a percentage of non-accrual loans amounted to 754% at December 31, 2006 versus 512% at December 31, 2005 and 228% at December 31, 2004.
The Company recorded net loan and lease charge-offs of $1.8 million during 2006 versus net recoveries of $47 thousand in 2005. As a percentage of average total loans and leases outstanding, the 2006 net charge-offs represented 0.19% and the 2005 net recoveries amounted to (0.01%). Based upon historical trends, inherent risk in the loan and lease portfolio, and the uncertain nature of the current economy, management anticipates incurring loan and lease charge-offs during the normal course of business.

Non-performing Assets
Non-performing assets are defined by the Company as non-accrual loans and leases and other real estate owned (“OREO”). Non-accrual loans and leases totaled $2 million (0.2% of loans and leases outstanding) at December 31, 2006, $3 million (0.3% of loans and leases outstanding) at year-end 2005 and $5 million (0.7% of loans and leases outstanding) at December 31, 2004. The Company held no OREO at December 31, 2006 or December 31, 2005. At December 31, 2004, the Company’s OREO balance was $3 million.

Capital
Total stockholders’ equity was $104 million at December 31, 2006 compared to $56 million at December 31, 2005. The increase from 2005 is principally due to two factors: the year-end 2005 stockholders’ equity balance was impacted by the net loss recorded by the Company during the fourth quarter of 2005; and in December 2006, the Company completed a sale of 2.25 million shares of its common stock. The Company currently has outstanding $20 million in trust preferred securities that qualify as Tier I capital for regulatory capital purposes. Each of the Company’s trust preferred securities bears an interest rate tied to three-month LIBOR and is redeemable by the Company in whole or in part after five years or earlier under certain circumstances. During 2006, the weighted average rate on the Company’s trust preferred securities was 8.24% versus 6.49% during 2005. During the second quarter of 2006, the Company issued $10 million of 8.25% subordinated notes due June 15, 2013. The notes were sold in a private placement and qualify as Tier II capital for the Company.
As previously noted, the Company’s capital ratios exceed all regulatory requirements at year-end 2006. State Bank of Long Island’s Tier I leverage, Tier I risk-based and total risk-based capital ratios were 6.69%, 10.07% and 11.32%, respectively at December 31, 2006. Each of these ratios is in excess of the regulatory guidelines for a “well capitalized" institution, the highest regulatory capital category.

The Company did not repurchase any of its common stock during 2006. Under the Board of Directors’ existing authorization, an additional 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered on Long Island. In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services.
State Bancorp, Inc. has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.
State Bancorp, Inc.’s common stock trades under the symbol STBC on the NASDAQ National Stock Market.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”). Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Twelve Months Ended December 31, 2006 and 2005 (unaudited)

	Three Months		Twelve Months
	2006	2005	2006	2005
Interest Income:
Interest and fees on loans and leases	$20,625,089	$17,016,139	$77,737,172	$61,836,169
Federal funds sold and securities
purchased under agreements to resell	2,096,557	534,359	4,319,772	1,613,849
Securities held to maturity:
Taxable	91,985	125,624	412,737	537,926
Securities available for sale:
Taxable	5,953,641	4,776,356	23,314,553	17,561,509
Tax-exempt	116,606	156,687	500,617	1,614,016
Dividends	31,000	19,126	95,861	76,500
Dividends on Federal Home Loan Bank
and other restricted stock	21,688	46,187	108,625	180,500
Total interest income	28,936,566	22,674,478	106,489,337	83,420,469

Interest Expense:
Deposits	12,398,063	6,885,398	41,230,176	21,214,704
Temporary borrowings	99,182	342,483	719,720	2,253,112
Subordinated notes	230,212	-	515,764	-
Junior subordinated debentures	465,958	400,430	1,787,165	1,433,680
Total interest expense	13,193,415	7,628,311	44,252,825	24,901,496

Net interest income	15,743,151	15,046,167	62,236,512	58,518,973
Provision for loan and lease losses	295,000	596,000	2,489,998	3,650,000
Net interest income after provision
for loan and lease losses	15,448,151	14,450,167	59,746,514	54,868,973

Non-interest Income:
Service charges on deposit accounts	581,438	551,063	2,398,992	2,107,546
Net security gains (losses)	27,494	(17,535)	(69,475)	867,208
Income from bank owned life insurance	264,537	228,103	1,011,081	1,000,755
Other operating income	499,490	484,989	2,350,168	1,834,955
Total non-interest income	1,372,959	1,246,620	5,690,766	5,810,464
Income before operating expenses	16,821,110	15,696,787	65,437,280	60,679,437

Operating Expenses:
Salaries and other employee benefits	6,947,488	6,667,492	27,094,530	26,204,886
Occupancy	1,262,525	1,186,001	4,968,083	4,733,005
Equipment	319,206	310,216	1,226,505	1,388,794
Legal	(10,776,919)	76,810,316	(5,543,603)	83,583,980
Marketing and advertising	703,480	427,819	1,743,341	1,232,172
Credit and collection	300,807	145,145	829,521	660,022
Audit and assessment	372,283	250,430	1,557,693	1,346,064
Other operating expenses	1,666,818	1,372,802	5,750,399	5,491,760
Total operating expenses	795,688	87,170,221	37,626,469	124,640,683

Income (loss) before income taxes	16,025,422	(71,473,434)	27,810,811	(63,961,246)
Provision (benefit) for income taxes	12,646,134	(29,181,645)	16,316,932	(27,412,995)

Net Income (Loss)	$3,379,288	($42,291,789)	$11,493,879	($36,548,251)

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005 (unaudited)

	2006	2005
Assets:
Cash and due from banks	$46,210,873	$49,652,118
Federal funds sold	29,000,000	-
Securities purchased under agreements to resell	131,000,000	39,500,000
Total cash and cash equivalents	206,210,873	89,152,118
Securities held to maturity (estimated fair value -
$6,361,036 in 2006 and $15,944,500 in 2005)	6,372,080	15,992,882
Securities available for sale - at estimated fair value	511,408,685	522,245,615
Total securities	517,780,765	538,238,497
Federal Home Loan Bank and other restricted stock	1,708,343	2,516,743
Loans and leases (net of allowance for loan and lease losses
of $16,411,925 in 2006 and $15,716,960 in 2005)	967,312,849	876,304,586
Bank premises and equipment - net	6,043,450	6,171,005
Bank owned life insurance	27,891,017	26,879,935
Net deferred income taxes	36,665,263	37,457,832
Other assets	25,109,916	21,431,797
Total Assets	$1,788,722,476	$1,598,152,513

Liabilities:
Deposits:
Demand	$316,618,448	$333,073,091
Savings	621,969,615	693,822,626
Time	627,595,416	384,678,229
Total deposits	1,566,183,479	1,411,573,946
Other borrowings	56,400	18,614,296
Subordinated notes	10,000,000	-
Junior subordinated debentures	20,620,000	20,620,000
Accrued legal expenses	66,050,208	77,729,137
Accrued income taxes	9,013,155	-
Other accrued expenses and liabilities	12,658,724	13,193,016
Total Liabilities	1,684,581,966	1,541,730,395

Commitments and contingent liabilities

Stockholders' Equity:
Preferred stock, $.01 par value, authorized
250,000 shares; 0 shares issued	-	-
Common stock, $5.00 par value, authorized
20,000,000 shares; issued 14,604,203 shares in 2006
and 12,019,426 shares in 2005; outstanding 13,616,551
shares in 2006 and 11,031,774 shares in 2005	73,021,015	60,097,130
Surplus	83,767,505	56,424,544
Retained deficit	(32,158,439)	(38,601,709)
Treasury stock (987,652 shares in 2006 and 2005)	(16,646,426)	(16,646,426)
Accumulated other comprehensive loss
(net of taxes of ($2,118,436) in 2006 and ($2,686,335) in 2005)	(3,843,145)	(4,851,421)
Total Stockholders' Equity	104,140,510	56,422,118
Total Liabilities and Stockholders' Equity	$1,788,722,476	$1,598,152,513

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three and Twelve Months Ended December 31, 2006 and 2005 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months		Twelve Months
	2006	2005	2006	2005
Selected Average Balances (1):
Total assets	$1,784,830	$1,556,781	$1,682,640	$1,517,647
Loans and leases - net of unearned income	$968,674	$870,011	$937,021	$830,330
Investment securities	$532,626	$526,506	$534,593	$527,355
Deposits	$1,587,292	$1,382,517	$1,490,721	$1,303,790
Stockholders' equity	$71,723	$93,858	$62,488	$100,534

Financial Performance Ratios:
Return on average assets	0.75%	(10.78)%	0.68%	(2.41)%
Return on average stockholders' equity	18.69%	(178.77)%	18.39%	(36.35)%
Net interest margin (FTE)	3.78%	4.12%	4.01%	4.17%
Operating efficiency ratio	4.60%	528.32%	54.64%	192.51%

Capital Ratios:
Tier I leverage ratio	6.30%	4.30%	6.30%	4.30%
Tier I risk-based capital ratio	9.48%	6.00%	9.48%	6.00%
Total risk-based capital ratio	11.58%	7.25%	11.58%	7.25%

Asset Quality Summary:
Non-accrual loans and leases	$2,177	$3,069	$2,177	$3,069
Other real estate owned	-	-	-	-
Total non-performing assets	$2,177	$3,069	$2,177	$3,069
Non-accrual loans and leases/total loans and leases	0.22%	0.34%	0.22%	0.34%
Allowance for loan and lease losses/non-accrual loans and leases	753.88%	512.12%	753.88%	512.12%
Allowance for loan and lease losses/total loans and leases	1.67%	1.76%	1.67%	1.76%
Net charge-offs (recoveries)	$800	$78	$1,795	($47)
Net charge-offs (recoveries) (annualized)/average loans and leases	0.33%	0.04%	0.19%	(0.01)%

Common Share Data:
Average common shares outstanding	11,560,841	11,038,689	11,241,415	10,996,601
Period-end common shares outstanding	13,616,551	11,031,774	13,616,551	11,031,774
Basic earnings (loss) per common share	$0.29	($3.84)	$1.02	($3.32)
Diluted earnings (loss) per common share	$0.29	($3.84)	$1.00	($3.32)
Book value per share	$7.65	$5.11	$7.65	$5.11
Cash dividends per share	$0.15	$0.15	$0.45	$0.55
Dividend payout ratio	50.38%	n/m (2)	43.94%	n/m (2)

(1) weighted daily average balance for period noted
(2) n/m - denotes not meaningful

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Twelve Months Ended December 31, 2006 and 2005 (unaudited)
(dollars in thousands)

	2006			2005
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
Assets:
Interest-earning assets:
Securities (2)	$534,593	$24,478	4.58%	$527,355	$20,268	3.84%
Federal Home Loan Bank and other restricted stock	2,073	109	5.26	4,139	181	4.37
Federal funds sold	17,699	896	5.06	2,256	87	3.86
Securities purchased under agreements to
resell	68,853	3,424	4.97	51,621	1,527	2.96
Interest-bearing deposits	1,123	57	5.08	5,123	126	2.46
Loans and leases (3)	937,021	77,873	8.31	830,330	61,999	7.47
Total interest-earning assets	1,561,362	$106,837	6.84%	1,420,824	$84,188	5.93%
Non-interest-earning assets	121,278			96,823
Total Assets	$1,682,640			$1,517,647

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$656,802	$17,600	2.68%	$703,173	$12,476	1.77%
Time deposits	509,368	23,630	4.64	289,897	8,739	3.01
Total savings and time deposits	1,166,170	41,230	3.54	993,070	21,215	2.14
Federal funds purchased	2,997	150	5.01	6,341	208	3.28
Securities sold under agreements to
repurchase	-	-	-	16,092	512	3.18
Other borrowed funds	10,393	570	5.48	47,626	1,533	3.22
Subordinated notes	5,671	516	9.10	-	-	-
Junior subordinated debentures	20,620	1,787	8.67	20,620	1,434	6.95
Total interest-bearing liabilities	1,205,851	$44,253	3.67%	1,083,749	$24,902	2.30%
Demand deposits	324,551			310,720
Other liabilities	89,750			22,644
Total Liabilities	1,620,152			1,417,113
Stockholders' Equity	62,488			100,534
Total Liabilities and Stockholders' Equity	$1,682,640			$1,517,647
Net interest income/margin (FTE)		$62,584	4.01%		$59,286	4.17%
Less tax-equivalent basis adjustment		(347)			(767)
Net interest income		$62,237			$58,519

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $211 and $604 in 2006 and 2005, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $136 and $163 in 2006 and 2005, respectively.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended December 31, 2006 and 2005 (unaudited)
(dollars in thousands)

	2006			2005
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
Assets:
Interest-earning assets:
Securities (2)	$532,626	$6,226	4.64%	526,506	$5,093	3.84%
Federal Home Loan Bank and other restricted stock	1,925	22	4.53	3,257	47	5.73
Federal funds sold	23,560	308	5.19	7,426	73	3.90
Securities purchased under agreements to
resell	134,359	1,789	5.28	47,177	462	3.89
Interest-bearing deposits	1,201	18	5.95	2,496	17	2.70
Loans and leases (3)	968,674	20,657	8.46	870,011	17,055	7.78
Total interest-earning assets	1,662,345	$29,020	6.93%	1,456,873	$22,747	6.19%
Non-interest-earning assets	122,485			99,908
Total Assets	$1,784,830			$1,556,781

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$648,035	$4,675	2.86%	$725,063	$3,824	2.09%
Time deposits	616,416	7,723	4.97	333,468	3,062	3.64
Total savings and time deposits	1,264,451	12,398	3.89	1,058,531	6,886	2.58
Federal funds purchased	792	11	5.51	5,390	56	4.12
Securities sold under agreements to
repurchase	-	-	-	8,534	85	3.95
Other borrowed funds	5,362	89	6.59	19,277	201	4.14
Subordinated notes	10,000	230	9.13	-	-	-
Junior subordinated debentures	20,620	466	8.97	20,620	401	7.72
Total interest-bearing liabilities	1,301,225	$13,194	4.02%	1,112,352	$7,629	2.72%
Demand deposits	322,841			323,986
Other liabilities	89,041			26,585
Total Liabilities	1,713,107			1,462,923
Stockholders' Equity	71,723			93,858
Total Liabilities and Stockholders' Equity	$1,784,830			$1,556,781
Net interest income/margin (FTE)		$15,826	3.78%		$15,118	4.12%
Less tax-equivalent basis adjustment		(83)			(72)
Net interest income		$15,743			$15,046

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $51 and $33 in 2006 and 2005, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $32 and $39 in 2006 and 2005, respectively.